Exhibit 5.1

December 9, 2019

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel for CytoDyn Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of up to 2,568,330 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and warrants (the “Warrants”) to purchase up to an aggregate of 1,926,248 shares of Common Stock (the “Warrant Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-223195) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on March 7, 2018. The Shares and Warrants are to be sold to certain investors pursuant to a Subscription Agreement with each investor, each dated as of December 9, 2019 (the “Subscription Agreements”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, we have examined: (i) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the sale of the Shares and Warrants; (iii) the Subscription Agreements and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that any certificates representing the Shares conform to the Specimen Common Stock Certificate filed as Exhibit 4.1 to the Registration Statement. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares, when issued, sold and paid for in accordance with the terms and conditions of the Subscription Agreements, will be validly issued, fully paid and nonassessable; (ii) the Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the Subscription Agreements, will be valid and binding obligations of the Company; and (iii) the Warrant Shares, when issued, sold and paid for in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Shares, the Warrants and the Warrant Shares while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated December 10, 2019. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions set forth in this letter are limited solely to the Delaware General Corporation Law and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP